May 9, 2016

Re: ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. ("Fund Fourteen")

Dear Registered Representative:

We are writing to notify you in advance that the Liquidation Period for Fund Fourteen is scheduled to commence on May 19, 2016 and is expected to continue for several years.  Your clients will receive the letter below, which will be mailed out in May. Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

May 11, 2016

Re:  ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. ("Fund Fourteen")

Dear Investor:

We are writing to advise you that, effective May 18, 2016, we will officially close our Operating Period and enter the Liquidation Period. Distributions during the Liquidation Period will be made at the Investment Manager's discretion and the amount and timing of such will be based on the portfolio and Fund's performance. Accordingly, after the distribution paid on June 1, 2016, there may be periods with no distribution as we work to maximize portfolio value.

As always, if you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital, LLC

Michael A. Reisner Co-President and Co-CEO	Mark Gatto Co-President and Co-CEO

100 Grossman Drive, Suite 301, Braintree, MA 02184  www.iconinvestments.com